EXHIBIT 10.4


                              EQUIDYNE CORPORATION

                                                              August 13, 2001


Mr. Jeffrey Weinress
13720 Pine Needle Drive
Del Mar, California  92014

         RE:    TERMS OF EMPLOYMENT OFFER
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Dear Jeffery:

We are pleased to extend to you an offer of employment with Equidyne Corporation (the "Company") on the terms herein.

     1.  POSITION AND RESPONSIBILITIES. You will serve in the position of Chief
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Financial Officer, reporting to the President and CEO of the Company and to its
Board of Directors. You will assume and discharge such responsibilities as are commensurate with such position and you also will be responsible for leading the Human Resources, Investor Relations and such other areas as you may be directed. During the term of your employment, you will devote your full time, skill and attention to your duties and responsibilities and will perform them faithfully, diligently and competently. In addition, you will comply with and be bound by the operating policies, procedures and practices of the Company in effect during your employment.

     2.  AT-WILL EMPLOYMENT. You acknowledge that your employment with the
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Company is for an unspecified duration that constitutes at-will employment, and that either you or the Company can terminate this relationship at any time, with or without cause (as defined herein) and with or without notice.

3.       COMPENSATION.
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         3.1   BASE SALARY. In consideration of your services, effective as of
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the commencement of your employment you will be paid a base salary of $165,000 per year (the "Base Salary"), payable every two weeks in accordance with the Company's standard payroll practices. Your Base Salary will be reviewed annually by the Compensation Committee of the Board of Directors, subject to annual adjustment.

         3.2   BONUSES. In addition to your Base Salary, you will be eligible
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for bonuses as determined by the Compensation Committee, in its sole discretion.

         3.3.  STOCK OPTION. Upon joining the Company, you will receive an
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option (the "Option") to purchase 125,000 shares of the Company's Common Stock under its 1996 Stock Option Plan. The Option will be exercisable at the fair


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market value of the Common Stock as of the grant date, will vest on a quarterly basis at the rate of 12,500 shares per quarter commencing March 1, 2002 and continuing on the first day of each subsequent quarter through September 1, 2004 based on continued employment, and will have a term of five years. In the event of a change of ownership of the Company and your subsequent termination without "cause," all your unvested Options will immediately become exercisable. The terms of your Option will be set forth in the stock option agreement between you and the Company. The 1996 Stock Option Plan, including the stock option agreement, will be sent to you separately.

     4.  OTHER BENEFITS. You will be entitled to receive the standard employee
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benefits made available by the Company to its employees to the full extent of your eligibility therefor. You will be entitled to four weeks of paid vacation per year and five personal or sick days each year. During your employment, you will be permitted, to the extent eligible, to participate in the group medical life insurance and disability insurance plans, 401K plans, or similar benefit plans of the Company that is available to employees (and their families) generally. Participation in any determinative factor with respect to coverage under any such plan. In addition, the Company shall reimburse all COBRA related expenses during the qualifying period (if any) prior to your becoming eligible for the Company's medical and dental insurance plans.

     5.  RELOCATION EXPENSES. The Company will pay you up to $5,000 for
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relocating from San Francisco, California to San Diego, California.

6. OTHER EXPENSES. The Company will reimburse you for all reasonable expenses actually incurred or paid by you in the performance of your services on behalf of the Company, upon prior authorization and approval in accordance with the Company's expense reimbursement policy as from time to time in effect. In addition, the Company will reimburse for all business related cell phone charges and any internet access charges including cable modem or DSL connection and monthly fees and will provide you with a laptop computer for travel and home office use.

7.       SEVERANCE.
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         7.1   NO PAYMENT. If your employment is terminated by the Company with
               ----------
cause, or if you resign your employment voluntarily, no compensation or other payments will be paid or provided to you for periods following the date when such a termination of employment is effective, provided that any rights you may have under the benefit plans of the Company will be determined under the provisions of those plans. If your employment terminates as a result of your death or disability, no compensation or payments will be made to you other than those to which you may otherwise be entitled under the benefit plans of the Company.

         7.2   PAYMENT. If your employment is terminated by the Company without
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"cause" you will be entitled to a one-time severance payment equal to six (6)
months of your then Base Salary. Your Stock Option Agreement will also provide


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


that in such an event, you will be entitled to exercise the Option as to all shares that would otherwise have vested during the following nine months. The foregoing benefits are contingent on your entering into a severance agreement in such form as the Company reasonably requests, which will include a waiver of any additional claims against the Company.

         7.3   DEFINITION OF CAUSE. For purposes of this Agreement, "cause"
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means one or more of the following: (i) material breach of any confidentiality, invention assignment or other agreement with the Company which breach is not cured within ten (10) days of receipt of written notice from the Company;
(ii) negligence in the performance of duties or nonperformance or misperformance of such duties that in the good faith judgment of the Company adversely affects the operations or reputation of the Company; (iii) refusal to abide by or comply with the good faith directives of the Board of Directors or the Company's standard policies and procedures, which actions continue for a period of at least ten (10) days after written notice from the Company; (iv) any willful dishonesty, fraud, or misappropriation of funds with respect to the business or affairs of the Company; (v) conviction by, or entry of a plea of guilty or nolo contendere in a court of competent and final jurisdiction for any crime which constitutes a felony in the jurisdiction involved; or (vi) abuse of alcohol or drugs (legal or illegal) that in the Company's judgment, materially impairs your ability to perform your duties.

     8.  CONFIDENTIAL INFORMATION. You agree that your employment is contingent
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upon your execution of, and delivery to, the Company of an Employment,
Confidential Information and Invention Assignment Agreement in the standard form used by the Company (the "Confidential Agreement").

     9.  CONFLICTING EMPLOYMENT. You agree that, during the term of your
         ----------------------
employment with the Company, you will not engage in any other employment, occupation, consulting or other business activity directly related to the business in which the Company is now involved or becomes involved during the term of your employment, nor will you engage in any other activities that conflict with your obligations to the Company. You further agree that you will not serve on any outside board of directors during the term of your employment without the prior written consent of the Company. Your employment with the Company will not cause a breach or event of default under any covenant you may have with a prior employer.

10.      GENERAL PROVISIONS.
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         10.1  GOVERNING LAW. This offer letter will be governed by the laws of
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the State of California, applicable to agreements made and to be performed entirely within such state.

         10.2  ENTIRE AGREEMENT. This offer letter sets forth the entire
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agreement and understanding between the Company and you relating to your employment and supersedes all prior verbal discussion between us. Any subsequent change or changes in your duties, salary or other compensation will not affect the validity or scope of this agreement. Any change to the at-will term of this


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


agreement must be executed in writing and signed by you and the President of the Company.

         10.3  BINDING. This agreement will be binding upon your heirs,
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executors, administrators and other legal representatives and will be for the benefit of the Company and its successors and assigns.

         Please acknowledge and confirm your acceptance of this letter by signing and returning the enclosed copy of this offer letter, and the Confidentiality Agreement as soon as possible. If you have any questions about this offer letter, please call me directly. We look forward to working with you at Equidyne.

                                        EQUIDYNE CORPORATION







                                        By:
                                            ------------------------------------




ACCEPTANCE:

         I accept the terms of my employment with Equidyne Corporation as set forth herein. I understand that this offer letter does not constitute a contract of employment for any specified period of time, and that my employment relationship may be terminated by either party, with or without cause and with or without notice.


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        Mr. Jeffery Weinress                                   Date


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